Exhibit 99

Contact: Whirlpool Corporation

Media: Tom Kline, 269/923-3738

thomas_e_kline@whirlpool.com

Financial: Larry Venturelli, 269/923-4678

Larry_m_venturelli@whirlpool.com

WHIRLPOOL CORPORATION REPORTS RECORD 2004 SALES

Price Increases Implemented to Mitigate Material & Oil Related Costs

BENTON HARBOR, Mich., Feb. 3, 2005—Whirlpool Corporation (NYSE: WHR) today announced fourth-quarter 2004 net earnings of $97 million, or $1.44 per diluted share, compared to $124 million, or $1.76 per diluted share, in the same period last year.

Record net sales for the fourth quarter of $3.63 billion increased 8.1 percent from last year’s results. Excluding currency translations, net sales increased approximately 5 percent.

“Overall global industry volume remained robust during the quarter as we continued to experience strong consumer demand for our brands and innovation,” said Jeff M. Fettig, Whirlpool’s chairman, president and chief executive officer. “Net earnings per diluted share in the fourth quarter were significantly affected by increases in material and logistics costs, which increased by approximately $150 million above the prior-year quarter. This downward pressure on the company’s operating margins was mitigated by higher volume, record levels of productivity, price increases, lower incentive compensation expense, and cost controls.”

The company’s earnings also reflect a reduction in the company’s effective tax rate and gain on an equity investment.

For 2004, the company’s net sales increased 8.6 percent to a record $13.22 billion. Excluding currency translations, net sales increased approximately 6 percent. Net earnings of $406 million, or $5.90 per diluted share, compared to prior-year net earnings of $414 million, or $5.91 per diluted share. Full-year free cash flow was $241 million, after shareholder dividends (see reconciliation table below).

Fettig added: “During the fourth quarter we announced that we were taking specific actions to offset unprecedented levels of material and oil related cost increases. As predicted, these increases accelerated during the quarter, and we estimate that our material cost base will increase an additional 7-to-8 percent during 2005. To address this challenging environment, we have implemented global price increases of approximately 5-to-10 percent, effective January 2005, in most key markets around the world. We also have initiated actions to drive record levels of controllable productivity, to leverage our global operating platform and to reduce non-product investment related spending. In addition, we are accelerating our rate of innovation to the market and plan to introduce a large number of new products from our innovation pipeline throughout the year.

“We believe these actions, combined with our plans to build differentiated levels of customer loyalty for our brands, will enable us to successfully manage through this period of rising commodity costs. The full effect of these cost increases will be reflected in our cost structure from the start of 2005, while the benefits of both price increases and productivity improvements will build throughout the year. For the full year, we expect earnings per share to be between $5.90–$6.10 per diluted share and free cash flow to be in the $250-$300 million range.”

RECENT MILESTONES

•	Whirlpool Corporation is the recipient of the First Annual Product Innovation for Consumer Safety Award, a distinction awarded by the Home Safety Council in the United States. The Council recognized Whirlpool’s safety testing and safety standards as among the most rigorous in the industry.

•	I.D. Magazine—America’s leading magazine covering the art, business and culture of design—recognized Whirlpool as one of the ten best global companies that demonstrate innovation.

•	D.R. Horton, Inc., the largest homebuilder in the United States, selected Whirlpool Corporation as its “2004 Manufacturer of the Year.” The builder recognized Whirlpool for its quality products and the delivery of excellent service.

•	The United States Chamber of Commerce recognized Whirlpool Corporation for the company’s partnership with Habitat for Humanity and its impact on thousands of families over the past two years. Whirlpool was a top-five finalist in the Chamber’s Citizen in Action Award program.

•	The company’s Brastemp brand is the fourth most recognized brand in Brazil, according to the 13th edition of the “Top of Mind” survey conducted by the Datafolha Institute. The company’s Consul brand placed first in the survey’s refrigeration category.

NEW INNOVATIONS

•	Last month in Orlando, Fla., Whirlpool introduced a wide range of innovative products at the International Builders’ Show, including:

—	The new, stainless steel KitchenAid® Pro Line® Series washer and dryer for the ultimate cleaning performance, featuring a stainless steel exterior finish and interior drums, and the first glass-encased, touch-sensor user interface controls in laundry.

—	The KitchenAid® modular double-drawer refrigerator that provides cooks with point-of-use access to ingredients and a variety of cooling settings for preparing and storing foods.

—	Modular dishwasher drawers that offer style and flexibility in kitchen design along with legendary KitchenAid® quality performance and outstanding technology and soundproofing.

—	The GladiatorTM ChilleratorTM—which provides true refrigeration approved for use in any weather—is part of a full line of modular, premium-quality appliance and storage solutions that transform the garage into an efficient and functional space.

—	The Whirlpool® Fabric Freshener— a collapsible portable product that freshens clothes and eliminates wrinkles.

•	The company’s Brazilian Brastemp brand introduced a new washer and cooking range that carry Whirlpool’s innovative Sixth Sense control technology. The products extend the Brastemp brand suite of premium appliances that automatically adjust to ensure top performance in cooking, refrigeration and laundry.

•	The company introduced the Whirlpool Sensation washer to consumers in India. The Whirlpool Sensation is the largest and most energy-efficient front-load washer in the market.

Beyond these examples, the company plans to roll out additional products from its innovation pipeline throughout the course of the year.

FOURTH QUARTER REGION REVIEW

Whirlpool North America operations delivered a record quarter of unit shipments and revenue. Record fourth-quarter sales of $2.2 billion increased 5.3 percent from the prior-year period. The results reflect strong industry growth and demand for the company’s brands and new product introductions.

The region delivered record levels of productivity and strong non-logistics SG&A leverage during the quarter. Despite this positive performance, operating profit was down compared to the prior year. Significantly higher material, logistics, and warranty costs were partially offset by benefits from controllable productivity and reductions in non-product related spending.

Additional price increases, necessitated by higher material, oil and logistic costs, became effective in early January 2005 and ranged from 5-to-10 percent. In conjunction with the price increases, the company raised manufacturer suggested retail prices. The company is also implementing additional productivity initiatives and reductions in non-product related spending to help offset material costs during 2005.

For the quarter, U.S. industry demand for major appliances (T7) increased 10.7 percent versus the prior year. For the full year, industry unit shipments grew 8.3 percent. Based on current economic conditions, the company expects industry shipments in 2005 to increase approximately 2 percent.

Whirlpool Europe delivered a record quarter in unit shipments and revenue. Sales of $895 million increased 12.7 percent from the prior-year period. Excluding currency translations, sales increased approximately 3 percent. Whirlpool Europe continued to realize market share gains in key markets across the region.

Record levels of productivity, strong SG&A leverage, and growth in key product categories—including the region’s premium cooking and built-in product offering—combined to improve operating profit 20.4 percent to $52 million. Excluding currency translations, operating profit increased approximately 18 percent compared to last year’s results. Operating profit margins improved to 5.8 percent, up from 5.5 percent last year.

Appliance industry unit shipments were up approximately 1-to-2 percent during the quarter and for the year. Based on current economic conditions, the company expects industry shipments to increase approximately 1 percent during 2005.

Price increases of 3-to-5 percent are now effective for free standing and built-in products across all channels, all brands and most models.

Whirlpool Latin America’s sales of $475 million increased 17.8 percent from the prior-year period, driven by price increases and improved product mix. Excluding currency translations, sales increased approximately 14 percent.

Appliance industry shipments increased approximately 5 percent during the quarter compared to the prior-year period. For the full year, industry unit shipments grew approximately 17 percent. Economic conditions within Brazil remained strong during the quarter, driven by GDP expansion, lower unemployment and positive real wage growth. Exports and consumer spending also continued their positive trends.

Despite the combined benefits of pricing actions implemented throughout 2004 and a continued focus on cost control, fourth-quarter operating profit was significantly impacted by prices for raw materials and higher freight costs associated with product exports from Brazil.

During January 2005, the region implemented a 6-percent price increase to mitigate higher costs, and announced an additional 6-percent increase effective in April 2005.

While overall macro-economic conditions are expected to remain positive during 2005, interest rates in Brazil are expected to trend higher due to the Brazilian government’s monetary policy. As a result, the company expects industry shipments in 2005 to increase 4-to-5 percent.

Whirlpool Asia sales of $104 million declined 9.9 percent from the prior-year period. Excluding currency translations, sales declined approximately 12 percent. Operating profit was flat with last year’s results. Weaker demand in China, the conclusion of the trade inventory reduction in India, and higher costs for materials were offset by lower contingent liabilities, productivity improvements, and cost controls.

The company is accelerating new product introductions to drive improved revenues, margins and mix during 2005, and price increases have been implemented across the region to address rising material costs. Based on current economic conditions, the company expects full-year industry unit shipments to increase 3-to-5 percent.

Outlook

Fettig concluded: “Looking ahead, we are facing an unprecedented material cost environment during 2005. We have adjusted to this environment by implementing appropriate global price increases, aggressively driving higher levels of controllable productivity, reducing non-product related spending, and accelerating the introduction of new product innovations. These actions, combined with our strong global operating platform, added-value trade distribution, exceptional consumer brands and innovation capabilities, position us well to succeed during this challenging material cost cycle.”

Note (1): The table below reconciles cash provided by operating activities as prepared in accordance with accounting principles generally accepted in the United States to free cash flow. Management believes this comparison of free cash flow provides shareholders with a relevant measure of liquidity and a useful basis for assessing the Company’s ability to fund its activities. Free cash flow is cash from operations after capital expenditures, proceeds from the sale of fixed assets and dividends.

(millions of dollars)	Twelve Months Ended
	Dec. 31 2004	Dec. 31 2003
Cash provided by operating activities	$794	$744

Capital expenditures	(511)	(423)

Proceeds from sale of fixed assets	74	75

Dividends paid	(116)	(94)

Free cash flow	$241	$302

Additional operating segment information is available in the “Investors” section of www.whirlpoolcorp.com . At 9:30 a.m. (ET) Thursday, February 3, 2005, the company will be hosting a conference call, which can be heard by visiting www.whirlpoolcorp.com and clicking on the “Investors” button and then the “Conference Call Audio” menu item.

*T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of over $13 billion, 68,000 employees, and nearly 50 manufacturing and technology research centers around the globe. The company markets Whirlpool, KitchenAid, Brastemp, Bauknecht, Consul and other major brand names to consumers in more than 170 countries. Additional information about the company can be found on the Internet at www.whirlpoolcorp.com.

This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the expected appliance industry results for 2005 noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in the company’s most recently filed Form 10-Q and/or Form 10-K.

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WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE PERIOD ENDED DECEMBER 31

(millions of dollars except per share data)

	Three Months Ended		Twelve Months Ended
	2004	2003	2004	2003
Net sales	$3,632	$3,359	$13,220	$12,176
EXPENSES:
Cost of products sold	2,895	2,579	10,358	9,423
Selling, general and administrative	564	534	2,087	1,916
Intangible amortization	1	1	2	4
Restructuring costs	9	3	15	3

	3,469	3,117	12,462	11,346

OPERATING PROFIT	163	242	758	830
OTHER INCOME (EXPENSE):
Interest and sundry income (expense)	4	(14)	(14)	(41)
Interest expense	(33)	(32)	(128)	(137)

EARNINGS BEFORE INCOME TAXES AND OTHER ITEMS	134	196	616	652

Income taxes	38	69	209	228

EARNINGS BEFORE EQUITY EARNINGS AND MINORITY INTERESTS	96	127	407	424

Equity in earnings (loss) of affiliated companies	1	—	(1)	—
Minority interests	—	(3)	—	(10)

NET EARNINGS	$97	$124	$406	$414

Per share of common stock:
Basic net earnings	$1.46	$1.82	$6.02	$6.03

Diluted net earnings	$1.44	$1.76	$5.90	$5.91

Dividends declared	$.43	$.34	$1.72	$1.36

Weighted-Average Shares Outstanding (in millions):

Basic	66.5	69.0	67.4	68.7

Diluted	67.7	70.9	68.9	70.1

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(millions of dollars)

	(Unaudited) December 31 2004	December 31 2003
ASSETS

CURRENT ASSETS
Cash and equivalents	$243	$249
Trade receivables, less allowances (2004: $107; 2003: $113)	2,032	1,913
Inventories	1,701	1,340
Prepaid expenses	74	62
Deferred income taxes	189	129
Other current assets	262	172

Total Current Assets	4,501	3,865

OTHER ASSETS
Investment in affiliated companies	16	11
Goodwill, net	163	165
Other intangibles, net	111	85
Deferred income taxes	323	268
Prepaid pension costs	269	357
Other assets	157	154

	1,039	1,040

PROPERTY, PLANT AND EQUIPMENT
Land	91	84
Buildings	1,073	1,004
Machinery and equipment	5,933	5,391
Accumulated depreciation	(4,514)	(4,023)

	2,583	2,456

Total Assets	$8,123	$7,361

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Notes payable	$244	$260
Accounts payable	2,297	1,944
Employee compensation	300	303
Deferred income taxes	57	48
Accrued expenses	811	701
Restructuring costs	13	45
Income taxes	110	95
Other current liabilities	146	174
Current maturities of long-term debt	7	19

Total Current Liabilities	3,985	3,589

OTHER LIABILITIES
Deferred income taxes	240	236
Pension benefits	302	298
Postemployment benefits	503	489
Other liabilities	256	251
Long-term debt	1,160	1,134

	2,461	2,408

MINORITY INTERESTS	68	63

STOCKHOLDERS’ EQUITY
Common stock, $1 par value:	90	88
Shares authorized—250 million
Shares issued—90 million (2004); 89 million (2003)
Shares outstanding—67 million (2004); 69 million (2003)
Paid-in capital	737	659
Retained earnings	2,596	2,276
Accumulated other comprehensive income (loss)	(598)	(757)
Treasury stock—23 million (2004); 20 million (2003)	(1,216)	(965)

Total Stockholders’ Equity	1,609	1,301

Total Liabilities and Stockholders’ Equity	$8,123	$7,361

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE YEAR ENDED DECEMBER 31

(millions of dollars)

	2004	2003
OPERATING ACTIVITIES
Net earnings	$406	$414
Adjustments to reconcile net earnings to net cash flows provided by (used in) operating activities:
(Gain) loss on disposition of assets	(7)	6
Depreciation and amortization	445	427
Changes in assets and liabilities:
Trade receivables	(16)	4
Inventories	(266)	(127)
Accounts payable	253	163
Product recalls	—	6
Restructuring charges, net of cash paid	(33)	(89)
Taxes deferred and payable, net	(18)	55
Accrued pension	6	(109)
Other – net	24	(6)

Cash Provided By Operating Activities	$794	$744

INVESTING ACTIVITIES
Capital expenditures	$(511)	$(423)
Proceeds from sale of assets	74	75
Acquisitions of businesses, net of cash acquired	—	(4)

Cash Used For Investing Activities	$(437)	$(352)

FINANCING ACTIVITIES
(Repayments) proceeds of short-term borrowings, net	$(37)	$7
Proceeds of long-term debt	—	6
Repayments of long-term debt	(21)	(221)
Dividends paid	(116)	(94)
Purchase of treasury stock	(251)	(65)
Redemption of WFC preferred stock	—	(33)
Common stock issued under stock plans	64	65
Other	1	(10)

Cash Used For Financing Activities	$(360)	$(345)

Effect of Exchange Rate Changes on Cash and Equivalents	$(3)	$10

(Decrease) Increase in Cash and Equivalents	$(6)	$57
Cash and Equivalents at Beginning of Year	249	192

Cash and Equivalents at End of Year	$243	$249